Dated April 20, 2005



                         ADVENT INVESTMENTS PTE LIMITED

                                       and


                         MATAV CABLE SYSTEMS MEDIA LTD.

                                       and

                             MATAV INVESTMENTS LTD.

                                       and

                                   ELBIT LTD.

                                       and

                           EUROCOM COMMUNICATIONS LTD.

                                       and

                            POLAR COMMUNICATIONS LTD.

                                       and

                           TAPUZ CELLULAR SYSTEMS LTD.

                                       and

          HUTCHISON TELECOMMUNICATIONS INTERNATIONAL (NETHERLANDS) B.V.


                    RESTATEMENT of the Relationship Agreement

This Restatement of the Relationship Agreement is made on April 20, 2005, with an effective date pursuant to Clause 10.9 below,


Between:



(1) Advent Investments Pte Limited, whose principal office is at 1 King George's Avenue, #03-00 Rehau Building, Singapore ("Advent");

(2) Matav Cable Systems Media Ltd. and Matav Investments Ltd., both of whose principal office is at 42 Pinkas Street, North Industrial Area, Netanya 42134, Israel (together, "Matav");

(3) Elbit Ltd., whose principal office is 3 Azrieli Center, Triangle Building, 42nd Floor, Tel Aviv 67023, Israel ("Elbit");

(4) Eurocom Communications Ltd., whose principal office is at 2 Dov Friedman Street, Ramat Gan, Israel ("Eurocom");

(5) Polar Communications Ltd., (formerly known as Hapoalim Electronic Communication Limited), whose principal office is at 21 Ha'arba'ah St., Tel Aviv 64739, Israel ("Polar");

(6) Tapuz Cellular Systems Ltd., whose principal office is at 2 Dov Friedman Street, Ramat Gan, Israel ("Tapuz"); and


(7) Hutchison Telecommunications International (Netherlands) B.V., whose registered office is De Boelelaan 7 Official, 1083 HJ Amsterdam, Netherlands ("Hutchison");


       (and together referred to hereinafter as the "Parties" and individually a "Party").



Whereas:

(A) The Parties are the parties or successors in title of the parties to a relationship agreement dated 10 October 1999 as amended on 23 April 2002 and 7 February 2005 as well as a Supplemental Agreement dated 18 April 2002 (the "Relationship Agreement"); and

(B) The Parties wish to restate the Relationship Agreement further to record certain agreements between them in relation to the Company (defined below), inter alia, for the purpose of complying with certain requirements made by Bank of Israel and changes in the Licence (defined below) of the Company to the intent that this Restatement Agreement (hereinafter "Agreement") will supercede and replace the Relationship Agreement in its entirety as to the subject matter of this Agreement.


It is agreed as follows:


1      Definitions

         "Bank of Israel Event" means an action or event that would cause the Company to become obliged, under applicable rules of the Bank of Israel (as in effect from time to time) which restrict loans to related parties, to repay amounts to, or alter the terms of any existing or subsequent credit facility with, any bank on terms substantially different from those applicable to other banks participating in such facility or on terms which would not apply were it not for the application of such rules;

         "Business Day" means a day on which banks are open for business in both Hong Kong and Tel Aviv (excluding Saturday, Sunday and public holidays);

         "Buyback Letter" means the offer letter dated 7 February 2005, by and among Elbit, Eurocom, Polar, Matav and the Company;

         "Company" means Partner Communications Company Ltd.;

         "Israeli Entity" or in the plural "Israeli Entities" means (a) for an individual - an Israeli citizen or resident of Israel, and (b) for a corporation - a corporation that was incorporated in Israel and an individual that is a citizen and a resident of Israel, controls the corporation either directly or indirectly, as long as the indirect control shall be only through a corporation that was incorporated in Israel, one or more, as such definition is described in more detail in the Licence;

         "Israeli Shareholders" means Matav, Elbit, Eurocom and Polar and any transferees pursuant to Clause 2.1 hereof;

         "Licence" means a licence dated 7 April 1998 granted by the Minister of Communications to the Company, including the Permit, as such licence has been amended from time to time;

         "Market Price" means A     where,
                              -
                              B

             A = the average of the closing prices of one ADS as quoted on Nasdaq on each of the 30 trading days immediately before the date of a Transfer Notice or Further Offer Notice, as the case may be, issued pursuant to Clause 5; and

             B = the number of underlying Share or Shares represented by one ADS;

         "MRT Operator" has the meaning given to it in Section 14.1(B) of the Licence;

         "Parent" means, in respect of a company, a person who holds 40 per cent or more of the par value of the issued share capital of the company or the voting rights in a general meeting of the company or is entitled to nominate 40 percent or more of the directors or the general manager of the company or is a member of it and controls alone or pursuant to an agreement with other members, 40 percent or more of the voting rights in a general meeting of the company or the parent of each such parent or its parent; and, in respect of a partnership, a person who holds 40 per cent or more of the equity of the partnership or who is a partner of it and controls alone or pursuant to an agreement with other partners 40 per cent or more of the voting rights in the partnership, or the Parent of each such Parent or its Parent;

         "Permit" means the permit dated 7 April 1998 granted by the Minister of Communications to the Company, as such permit has been amended from time to time;

         "Required Israeli Percentage" means the minimum cumulative holding of Shares by Israeli Entities as required under the Licence and the Company's Articles of Association, as each may be in effect from time to time;

         "Required Founders Percentage" means the minimum cumulative holdings by the Company's "founding shareholders or their respective substitutes" (as defined in Section 21.8 of the License) as set out in the Licence and the Company's Articles of Association, as each may be in effect from time to time;

         "Shares" means the issued Ordinary Shares of NIS 0.01 each in the share capital of the Company.


1.1      Clauses, Schedules etc.
         References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement.

1.2      Headings
         Headings shall be ignored in construing this Agreement.


2.       Required Israeli and Founders Percentages

2.1 (a) Each of the Israeli Shareholders hereby undertakes and agrees, severally but not jointly, at all times, to hold pro rata a sufficient number of Shares to comply with the Required Israeli Percentage, as detailed on Schedule 1 hereto. Notwithstanding the foregoing, subject to the written approval of the Minister of Communications (to the extent required by law), the Israeli Shareholders shall be entitled to sell their respective Shares but only to an Israeli Entity who undertakes to comply with the Required Israeli Percentage, at all times, in respect of such Shares and to enter into an agreement by which it shall be bound by the provisions of this Agreement and to deliver to the Company's Secretary (a) a share transfer deed that includes an undertaking by the transferee to comply with all requirements of section 22A of the Licence and (b) all information requested with respect to the transferee's qualification as a Founding Shareholder and/or a Founding Israeli Shareholder (as defined in the Licence). Any transfer of Shares by an Israeli Shareholder not in accordance with this Clause 2.1, shall be rejected by the Board of the Company (and the Parties shall procure that the Articles of Association of the Company shall be amended accordingly) and such transfer shall be deemed to be null and void.

         (b) Nothing herein shall restrict or limit in any way an Israeli Shareholder's right to freely sell or otherwise dispose of (i) any number of Shares that exceeds its percentage of the Required Israeli Percentage set forth in Schedule 1 hereto or (ii) any Shares acquired by it following the date hereof.

         (c) Notwithstanding the foregoing, the number of Shares required by this Agreement to be held by any Israeli Shareholder in order to maintain its pro rata portion of the Required Israeli Percentage shall be calculated based on the number of Shares outstanding from time to time up to a maximum of 160,922,344 Shares outstanding, provided, however, that such number shall be adjusted from time to time to reflect stock dividends, stock splits, reverse stock splits and the like which applies to all the Shares.

2.2 Hutchison shall hold such number of Shares to comply with the Required Founders Percentage less the Required Israeli Percentage and the Israeli Shareholders shall hold such number of Shares to comply with the Required Israeli Percentage.

2.3 To the extent that the law (including the Licence or Articles of Association of the Company) requires that the person(s) who is holding Shares to comply with the Required Israeli Percentage to appoint a certain number of Directors of the Company, then the Israeli Shareholders hereby severally agree and undertake to appoint and retain, from time to time, such number of the directors of the Company to comply with such requirement and shall ensure that the appointees are Israeli citizens and residents. In addition, to the extent that the law (including the Licence or Articles of Association of the Company) so requires, each of Advent and Hutchison hereby jointly and severally agree and undertake to vote all their Shares in each general meeting of the Company's shareholders at which any directors are elected to ensure that a majority of the directors of the Company shall be Israeli citizens and residents.


3.       MRT Operator

3.1 A Parent of Advent shall continue to be a Controlling Corporation (as defined in the Licence) of an MRT Operator; such MRT Operator shall, subject to Clause 3.2, be Hutchison Telephone Company Ltd. ("HTCL"), for so long as this is required by the Licence.

3.2 Advent may, without having to obtain the prior approval of the other Parties, substitute in place of HTCL another affiliate company of Hutchison Telecommunications International Limited to act as an MRT Operator, if so required by the Licence or if so requested by Advent and permitted under the Licence and applicable approvals of the Minister of Communication or Ministry of Communication are obtained.


4.       Permitted Transfers

         No party may transfer any Shares if the transfer would result in circumstances (a) constituting a breach or default under the Licence or any of the Company's agreements with its lenders to which it is a party, or (b) which with the lapse of time or service of a notice would constitute such breach or default. Subject to the foregoing, and to the other provisions of this Agreement, any Party may transfer Shares freely provided that all necessary governmental or regulatory approvals for the transfer are granted.


5.       Transfer in the Event of Default

5.1      Deemed Transfer Notice

         If any Party who directly or indirectly holds Shares commits an Event of Default (defined in Clause 5.3 below), then the Board of the Company, at a meeting in which the Directors nominated by the Party which has committed the Event of Default the "Defaulting Party" will not be entitled to participate, shall be entitled, at its discretion, by notice in writing to require the Defaulting Party to give a transfer notice ("Transfer Notice") in respect of all the Shares then registered in the name of the Defaulting Party and procure any person holding any Shares in trust for or on behalf of the Defaulting Party to give a Transfer Notice in respect of all other Shares beneficially owned by the Defaulting Party, and the provisions of clauses 5.4 and 5.5 below shall apply to the transfer of Shares made pursuant to such Transfer Notice(s). The Transfer Notice(s) shall specify a price (the "Transfer Price") for each Share which shall, in the case of an Event of Default specified in Clause 5.3.1, be the Market Price less a discount of 17.5 per cent, and in the case of all other Events of Default, be the Market Price. In the event that the Defaulting Party or any trustee or other person fails to issue the Transfer Notice as aforesaid, such Transfer Notice may be issued on its behalf by a person nominated by the Board at a meeting in which Directors nominated by the Defaulting Party are entitled to attend but not participate with a copy to the Defaulting Party. For the purpose of this Clause 5, the Defaulting Party, the person holding Shares in trust for or on behalf of the Defaulting Party having given a Transfer Notice, shall be referred to as the "Offeror" and the Shares which are the subject matter of a Transfer Notice shall be referred to as the "Offered Shares".

5.2 If the Board has exercised its discretion under Clause 5.1 above to require the Defaulting Party, or the Board nominee as aforesaid to give, procure or issue a Transfer Notice and the Defaulting Party contests that an Event of Default has occurred or that the Board was entitled to require it to give a Transfer Notice, and has notified in writing of such contest within seven days of receipt of the Board's requirement to give a Transfer Notice, then:

         5.2.1 the Defaulting Party, within seven days following such seven day period, must commence proceedings in respect of the issues in dispute, pursuant to Clause 10.6.2 below;

         5.2.2 the Company and the Parties must actively pursue a swift resolution of said proceedings;

         5.2.3 provided that the proceedings have been commenced as aforesaid, the Transfer Notice, duly signed by the Defaulting Party or the Board's nominated representative (as the case may be), must be deposited with a custodian; and

         5.2.4 the custodian must act in relation to such Transfer Notice in accordance with the decision of the courts.

5.3      Event of Default

         An "Event of Default" for the purpose of Clause 5 means the occurrence of any of the following:

         5.3.1 a Party committing a breach of its obligations under this Agreement which has a material adverse effect on the Company, and, in the case of a breach capable of remedy, failing to remedy the same within 30 days of being specifically required in writing so to do by the Company or any one of the Parties;

         5.3.2 a Party committing a breach of its obligations under any of the agreements of the Company's lenders to which it is a party, which has a material adverse effect on the Company and, in the case of a breach capable of remedy, failing to remedy the same within the requisite period (if any) provided under the agreements of the Company's lenders.

5.4      Transfer Notice

         In the circumstances in which, pursuant to Clauses 5.1 to 5.3 above, this Clause 5.4 and Clause 5.5 apply, the Offeror shall give a Transfer Notice to the other Parties (the "Other Shareholders") with a copy to the Company, marked for the attention of the Company Secretary. The Transfer Notice shall constitute an offer to sell the Offered Shares, at the Transfer Price to the other Shareholders as nearly as possible in proportion to the Percentage Interests then held by the other Shareholders. For the purpose of this Clause 5, "Percentage Interests" means the number of Shares from time to time held, directly or indirectly, expressed as a percentage of the total number of Shares held by the relevant other Shareholders.

5.5      Acceptance

         With seven (7) Business Days after the delivery of the Transfer Notice, each of the other Shareholders shall notify the Offeror in writing, with a copy to the Other Shareholders, of the maximum number of the Offered Shares offered to it which it is willing to purchase at the Transfer Price. Any of the Other Shareholders which fails to give such notice within the specified time period shall be deemed to have refused the offer. At the expiry of the seven (7) Business Day period, any of the Offered Shares not so accepted shall be offered by notice in writing (the "Further Offer Notice") to those Other Shareholders who have accepted all of the Offered Shares to which they are respectively entitled, such offer to be as nearly as possible in proportion to the Percentage Interests then held by such Other Shareholders (excluding the Other Shareholders who did not accept the offer set out in the Transfer Notice). The Other Shareholders who receive the further offer may accept the further offer of the Offered Shares in the proportion offered to them respectively or in such other proportion as such Other Shareholders agree between themselves by notice in writing (the "Acceptance Notice") to the Offeror (with copies to the Other Shareholders and the Company) stating the proportion of Shares each such Other Shareholder accepts. The Offeror shall be bound to transfer those of the Offered Shares accepted by the Other Shareholders in accordance with the provisions of this Clause 5.5. Completion of the transfer of the Offered Shares shall take place within 30 days of the expiry of the first or second seven (7) Business Day period as the case may be. If the approval of the Minister of Communications and/or Ministry of Communications is required under the Licence, and such approval is not obtained within such 30-day period, then the period for completion of the transfer of the Offered Shares shall be extended automatically for a further 90 days.


5.6 In the event that Hutchison or any of its affiliate companies accepts to purchase Offered Shares and the result of which would mean the minimum holding of Shares by Israeli Entities would be less than the Required Israeli Percentage, Hutchison or its affiliate companies, as the case may be, shall be entitled to nominate a third party Israeli Entity to hold the relevant number of Offered Shares, on its behalf or on its own right, to avoid any non-compliance with the Licence in this connection.

5.7 To the extent required, the Parties shall arrange for the Company's Articles of Association to incorporate the provisions of this Clause 5.


6.       Confidentiality

         6.1.1 Subject to Clause 6.1.2 below, each of the Parties shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement), which relates to:

                     (i) the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

                     (ii) the negotiations relating to this Agreement (and such other agreements).

         6.1.2 This Clause 6 shall not prohibit disclosure of any information if and to the extent:

                     (i) the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

                     (ii) the disclosure or use is required to vest the full benefit of this Agreement in the Parties;

                     (iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

                     (iv) the disclosure is made to professional advisers of the Parties, provided that such professional advisers are informed of the provisions of this Clause 6 in respect of such information, in which case the Party retaining such adviser shall be held responsible for any breaches by such adviser of the restrictions set forth in this Clause 6;

                     (v) the information becomes publicly available (other than by breach of this Agreement); or

                     (vi) the other Parties have given prior written approval to the disclosure or use;

                 provided that prior to disclosure or use of any information pursuant to paragraphs (ii) or (iii) (except in the case of disclosure to a taxation authority), the Party concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.


7.       Compliance with the Licence

7.1 Nothing herein shall be construed as requiring or permitting the performance of any acts, which are inconsistent with the terms of the Licence. If any term or provision of this Agreement shall be found to be inconsistent with the terms of the Licence, such term or provision shall be null and void but the validity, legality or enforceability of the other terms or provisions shall not be affected thereby.

7.2 No Party will permit any act to be done by itself, or any officer holder nominated by it, which would breach the terms of the Licence.


8.       Co-operation

8.1      Each Party undertakes with the other Parties:

         8.1.1 to perform and observe all the provisions of this Agreement and the agreements with the Company's lenders, from time to time, to which it is a party;

         8.1.2 to take all necessary steps on its part to give full effect to the provisions of this Agreement, the Licence and the agreements with the Company's lenders, to which it is a party.

8.2 If a Bank of Israel Event occurs, the Parties shall all discuss in good faith with each other and co-operate in good faith with a view to reaching an agreement to resolve such Bank of Israel Event.


9.       Term and Termination

9.1 This Agreement shall continue in full force and effect until the Company is wound up or otherwise ceases to exist as a separate entity or unless terminated earlier by agreement between all the Parties or pursuant to Clause 9.2 below.

9.2 This Agreement shall terminate in relation to any Party after it ceases to hold directly or indirectly any Shares that such Party holds pursuant to the Required Israeli Percentage and/or the Required Founders Percentage, as applicable, provided that such Party has not disposed of such Shares in breach of the provisions of this Agreement, the Licence or the Company's Articles of Association. For the sake of clarity, if and when this Agreement shall terminate in relation to Eurocom pursuant to this Clause 9.2 hereof, Tapuz, an affiliate of Eurocom that owns one Share, shall also be released from all its obligations and restrictions hereunder.

9.3 Termination of this Agreement pursuant to Clause 9.2 above shall not release any Party from any liability, which at the time of termination has already accrued to such Party. Nothing in the immediately preceding sentence shall affect or be construed or operate as a waiver of the right of any Party aggrieved by any breach of this Agreement to be compensated for any loss, injury or damages resulting therefrom which is incurred either before or after such termination. Each Party (the "Indemnifying Party") shall, in addition, on demand by any other Party, indemnify the other Parties against any cost, loss, liability, claim, action, demand or expense which the Company or any such Parties incur or which is made against any of them arising out of or in relation to or in connection with any default by the Indemnifying Party under any agreements with the Company's lenders to which such Party is a party (including misrepresentations made by such Party in relation to information given by it).


10.      Other Provisions

10.1     Announcements

         No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Parties without the prior written approval of all the Parties. This shall not affect any announcement or circular by or on behalf of any Party required by law or any regulatory body or the rules of any recognised stock exchange, but the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

10.2     Successors and Assigns

         10.2.1 No Party may, without the prior written consent of the other Parties, assign the benefit of all or any of its obligations under this Agreement.

         10.2.2 Notwithstanding anything to the contrary but subject to the Licence and to applicable law, each Party, by serving notice on the other Parties, shall have the right to nominate an affiliate (that is, a directly or indirectly wholly owned entity of such Party or a directly or indirectly wholly owned entity of the ultimate owner of such Party) to assume any or all of the rights and obligations of such Party under this Agreement, without relieving such Party of its obligations under this Agreement, and such Party shall procure that such affiliate complies with all obligations of such Party under this Agreement as if such affiliate were a party to this Agreement.

10.3     Notices

         10.3.1 Any notice or other communication in connection with this Agreement or with any legal proceedings under this Agreement shall be in writing in English (a "Notice") and shall be sufficiently given or served if delivered or sent to such Party's address or facsimile number set forth on
                     Schedule 2 hereto.

         10.3.2 Notice may be delivered by hand or sent by fax. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received upon the first Business Day following transmission and electronic confirmation of receipt), if sent by fax, or at the time of delivery, if delivered by hand.

10.4     Invalidity

         If any term in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

10.5     Counterparts

         This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.

10.6     Governing Law and Submission to Jurisdiction

         10.6.1 This Agreement and the documents to be entered into pursuant to it, shall be governed by and construed in accordance with the laws of the State of Israel.

         10.6.2 All the Parties irrevocably agree that the courts of Tel Aviv/Jaffo are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it. All the Parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

10.7     Amendments and Waivers

         Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the all Parties. In addition, any Party may waive any right or condition of which such Party is the beneficiary.

10.8     Entirety of Agreement

         This Agreement supercedes the Relationship Agreement, which shall no longer have any force or effect, save for any breaches prior to the date hereof. For the avoidance of doubt, and without prejudice to the generality thereof, there shall no longer be any requirement for Parent Guarantees (as set out in Clause 14 of the Relationship Agreement). This Agreement now constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and thereof, and no Party shall be liable or bound to any other Party in any manner except as specifically set forth herein.

10.9     Effectiveness

         This Agreement shall become effective upon the closing of the transaction contemplated by the Buyback Letter.


In witness whereof this Agreement has been duly executed.

SIGNED by [                                    ]
on behalf of Advent Investments Pte Ltd. in the presence of:



SIGNED by [                                    ]
on behalf of Matav Cable Systems Media Ltd. in the presence of:



SIGNED by [                                    ]
on behalf of Matav Investments Ltd. in the presence of:



SIGNED by [                                     ]
on behalf of Elbit Ltd. in the presence of:



SIGNED by
[                                        ]
on behalf of Eurocom Communications Ltd. in the presence of:



SIGNED                                          by
[                                        ]
on behalf of Polar Communications Ltd.
in the presence of:



SIGNED by [                                    ]
on behalf of Tapuz Cellular Systems Ltd. in the presence of:



SIGNED by [                                     ]
on behalf of Hutchison Telecommunications
International (Netherlands) B.V. in the presence of:

                                   Schedule 1

                           Respective Percentages of
                         the Required Israeli Percentage



Israeli Shareholder                  Pro Rata Required Israeli Percentage

----------------------------------------------------------------- --------------
                                     38.313%
Elbit Ltd.


----------------------------------------------------------------- --------------
Eurocom Communications Ltd.          28.093%


----------------------------------------------------------------- --------------
Polar Communications Ltd.            10.233%


----------------------------------------------------------------- --------------
Matav Investments Ltd.               23.361%


----------------------------------------------------------------- --------------
Total                                 100%

----------------------------------------------------------------- --------------

                                 Schedule 2

                           Address Details for Notices

--------------------------------------------------------------------------------
Advent Investments Pte Limited
1 King George's Avenue,
#03-00 Rehau Building, Singapore
Fax: +852 2827 1371
Attention:  Legal Department

With a copy to Hutchison Telecommunications International Limited
18/F Two Harbourfront 22 Tak Fung Street, Hunghom, Kowloon, Hong Kong, fax: +852 2827 1371,
Attention:  Legal Department.


--------------------------------------------------------------------------------
Matav Cable Systems Media Ltd.
Matav Investments Ltd.
42 Pinkas Street, Netanya
Tel: +972-9-860-2160
Fax: +972-9-860-2286

Attention: Ori Gur Arieh, General Counsel


--------------------------------------------------------------------------------
Elbit Ltd.
3 Azrieli Center
Triangle Building, 42nd Floor
Tel Aviv 67023 Israel
Tel: +972-3-607-5555
Fax: +972-3-607-5556

Attention: Mr. Tal Raz (Director & CFO)


--------------------------------------------------------------------------------
Eurocom Communications Ltd.
2 Dov Friedman Street
Ramat-Gan 52141 Israel
Tel: +972-3-753-0900
Fax: +972-3-752-9699

Attention: Amikam Shorer, Adv. (VP & Legal Counsel)


--------------------------------------------------------------------------------
Polar Communications Ltd.
21 Ha'arba'ah Street,
Tel Aviv 64739 Israel
Tel: +972-3-684-5795
Fax: +972-3-684-5713

Attention: Ken Lalo (Executive Vice President)

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Hutchison Telecommunications International (Netherlands)  B.V.
De Boelelaan 7 Official: 1083 HJ
Amsterdam, Netherlands

Attention:  Legal Department

With a copy to Hutchison Telecommunications International Limited:
18/F Two Harbourfront 22 Tak Fung Street, Hunghom, Kowloon, Hong Kong, fax: +852 2827 1371,
Attention:  Legal Department.
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